Cardiff Oncology Reports Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)
SAN DIEGO, July 24, 2023 /PRNewswire/ -- Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company leveraging PLK1 inhibition, a well-validated oncology drug target, to develop novel therapies across a range of cancers, today announced that on July 24, 2023, non-qualified stock option awards to purchase an aggregate of 50,016 shares of its common stock were granted to one new employee. The stock options were granted as inducements material to the new employee becoming an employee of Cardiff Oncology in accordance with Nasdaq Listing Rule 5635(c)(4).
The options have an exercise price of $1.49 per share, which is equal to the closing price of Cardiff Oncology's common stock on July 24, 2023. Each option will vest over a 4-year period, with 25% of the shares vesting upon the 1-year anniversary of the date of grant and the remaining shares vesting monthly over the following 36-months, subject to the employee's continued employment with Cardiff Oncology on such vesting dates.
About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage biotechnology company leveraging PLK1 inhibition, a well-validated oncology drug target, to develop novel therapies across a range of cancers. The Company's lead asset is onvansertib, a PLK1 inhibitor being evaluated in combination with standard-of-care (SoC) therapeutics in clinical programs targeting indications such as KRAS/NRAS-mutated metastatic colorectal cancer (mCRC) and metastatic pancreatic ductal adenocarcinoma (mPDAC), as well as in investigator-initiated trials in triple negative breast cancer (TNBC) and small cell lung cancer (SCLC). These programs and the Company's broader development strategy are designed to target tumor vulnerabilities in order to overcome treatment resistance and deliver superior clinical benefit compared to the SoC alone. For more information, please visit https://www.cardiffoncology.com.

Cardiff Oncology Contact:
James Levine
Chief Financial Officer
858-952-7670
jlevine@cardiffoncology.com
Investor Contact:
Kiki Patel, PharmD
Gilmartin Group
332-895-3225
Kiki@gilmartinir.com
Media Contact:
Richa Kumari
Taft Communications
551 344-5592
richa@taftcommunications.com